EXHIBIT 99.1
Hayes Lemmerz Announces Additional Initiatives Aimed at Streamlining its North American Businesses
Northville, Michigan — February 2, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today announced additional initiatives intended to maximize long-term value for its shareholders.
Specifically, the Company announced:
•	That it has entered into a definitive agreement for the sale of its suspension facilities located in Bristol, Indiana and Montague, Michigan; and

•	The relocation of the Company’s Automotive Components Group headquarters and technical center to the Hayes Lemmerz’ World Headquarters in Northville, Michigan, resulting in the closure of its Ferndale, Michigan Technical Center.
Both of these actions were taken as part of the Company’s continuing strategy to streamline its business in North America and to focus its global resources on core businesses. Specific details of today’s announcements include the following:
Sale of Two Suspension Facilities
The Company has signed a definitive agreement with Diversified Machine, Inc. for the sale of its Montague, Michigan and Bristol, Indiana suspension operations. The completion of the sale is subject to customary closing conditions, including the approval of the Company’s lenders. The Company expects to complete the sale within the next 30 days.
Consolidation of Headquarters
In order to streamline its Automotive Components Group operations and to improve efficiencies present in its technical groups in North America, the Company will relocate its Automotive Components Group headquarters and technical center from Ferndale, Michigan, to its Northville, Michigan World Headquarters. The Company plans to sell the Ferndale facility.
Curtis J. Clawson, President, CEO and Chairman of the Board said, “This step, combined with the restructuring moves in 2006, further shows Hayes Lemmerz’ commitment to being in the right core markets and focusing on the right products with the right customers. We remain confident about the Company’s future.”
“Moving our Automotive Components Group to our Northville World Headquarters will improve information sharing across groups and lower our fixed costs,” Mr. Clawson said.
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, structural and other lightweight components. The Company has 33 facilities and over 9,000 employees worldwide.
This press release includes forward looking statements, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our Annual Report on Form 10-K and other periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks and uncertainties.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162